EXHIBIT 5.1

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Davis Polk & Wardwell London LLP 99 Gresham Street London EC2V 7NG	020 7418 1300 tel 020 7418 1400 fax

14 January 2014

Barclays Bank PLC
1 Churchill Place
London E14 5HP
England

Dear Sirs

Issuance of Global Medium Term Notes, Series A pursuant to an Indenture dated 16 September 2004

We have acted as advisers as to English law to Barclays Bank PLC, a public limited company organised under the laws of England and Wales (the “Bank”), in connection with the issuance by the Bank, from time to time, of Global Medium Term Notes, Series A (the “Notes”) pursuant to an indenture dated 16 September 2004 (the “Indenture”) between the Bank and The Bank of New York Mellon, as trustee. The Bank has filed a registration statement on Form F-3ASR (No. 333-190038) with the United States Securities and Exchange Commission (the “Commission”) on 19 July 2013 for the purposes of registering, under the United States Securities Act of 1933, as amended (the “Securities Act”), the Notes to be issued, from time to time, pursuant to the Indenture (the “Transaction”).

This opinion is confined to matters of English law as at the date of this opinion, and this opinion and any non-contractual obligations arising out of or in relation to it are governed by and shall be construed in accordance with English law.  Accordingly, we express no opinion with regard to any system of law other than English law as currently applied by the English courts.  In particular, we express no opinion on European Community law as it applies to any jurisdiction other than England and Wales.  To the extent that the laws of any other jurisdiction may be relevant, we have made no independent investigation thereof and our opinion is subject to the effect of such laws.

We assume no obligation to notify you of any further changes in law which may affect the opinions expressed herein, or otherwise to update this opinion in any respect.

Opinions

On the basis of our examination of the documents listed in Schedule 1 to this opinion and the other matters referred to above, and subject to the assumptions set out in Schedule 2 to this opinion, the qualifications set out in Schedule 3 to this opinion and any matters not disclosed to us, we are of the opinion that:

1.	Corporate existence. The Bank is a company that has been duly incorporated in Great Britain and registered in England and Wales.

2.	Corporate power. The Bank has the requisite corporate capacity to issue the Notes.

3.
Corporate action. When each Note is (i) authorized and executed as provided for in the written resolution duly adopted by the Fund Raising Committee of the board of directors of the Bank on 12 July 2013, being the document that we examined, as referred to in paragraph 6 of Schedule 1, and (ii) executed in accordance with the Indenture dated 16 September 2004, being the document that we examined, as referred to in paragraph 1 of Schedule 1, the Bank will have duly authorized and executed the Notes.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Bank on the date hereof and its incorporation by reference into the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.  In addition, if a pricing supplement relating to the offer and sale of any particular Note or Notes is prepared and filed by the Bank with the Commission on the date of this opinion or on a future date and the pricing supplement contains a reference to Davis Polk & Wardwell LLP’s reliance on our opinion, this consent shall apply to such reference to us and our opinion.

Yours faithfully

/s/ Davis Polk & Wardwell London LLP

SCHEDULE 1

DOCUMENTS EXAMINED

For the purposes of this opinion, we have examined the following documents entered into in connection with the Transaction:

Transaction Document

1.	an indenture dated 16 September 2004 between the Bank, as issuer, and The Bank of New York as trustee (the “Indenture”);

Corporate Documents

2.
a copy of the certificate of incorporation and certificate of incorporation on change of name and re-registration as a public company in respect of the Bank (the “Certificates of Incorporation”), disclosed in the Company Search referred to in paragraph 7 of Schedule 2;

3.	a copy of the articles of association of the Bank adopted on 30 April 2010 (the “Articles”), disclosed in the Company Search referred to in paragraph 7 of Schedule 2;

4.
a copy of an extract of the minutes of meetings of the board of directors of the Bank held on 14 April 1994 (the “Board Minutes”) which established the Fund Raising Committee of the board of directors (the “Committee”), certified to be a true and correct copy by the Bank Assistant Secretary on 7 January 2014;

5.	a copy of the minutes of meetings of the Committee held on 16 September 2004, approving the establishment of the program to issue the Notes (the “Committee Minutes”); and

6.
a copy of a written resolution passed by the Committee on 12 July 2013 (the “Written Resolution”) pursuant to which, among other things, the Committee resolved to approve the proposal whereby the Bank may issue the Notes from time to time, certified to be a true copy of the original by the Bank on 12 July 2013.

Except as stated above we have not examined any contracts, instruments or other documents entered into by any party in respect of the Transaction or any corporate records of any party in respect of the Transaction and have not made any other enquiries concerning the Transaction or the parties thereto.

SCHEDULE 2

ASSUMPTIONS

For the purposes of this opinion, we have assumed:

1.	all documents submitted to us, whether as originals or copies, are authentic and complete;

2.
all documents submitted to us as copies conform to authentic, complete originals and, where a document has been examined by us in draft or specimen form, it will be or has been executed in the form of that draft or specimen;

3.	all signatures on all documents that we reviewed are genuine;

4.	in relation to the Bank:

(i)
that the Certificates of Incorporation in the form referred to in paragraph 2 of Schedule 1 are in force on the date of this opinion and the Articles in the form referred to in paragraph 3 of Schedule 1 were in force at the date and time of the establishment of the program to issue the Notes and are in force on the date hereof;

(ii)	that the Board Minutes, the Committee Minutes and the Written Resolution referred to in paragraphs 4, 5 and 6 of Schedule 1 are complete and correct, and that no amendment has been made thereto;

(iii)
that the meetings of the board of directors of the Bank and the meetings of a committee of the board of directors of the Bank referred to in the Board Minutes and the Committee Minutes, respectively, were properly constituted and convened, that all relevant policies and procedures of the Bank including the terms of any delegation of authority to the Committee were complied with, that a quorum of properly appointed directors of the Bank (holding the necessary offices and meeting the other requirements for the purposes of forming a quorum) was present throughout, that the resolutions referred to therein and the Written Resolution were properly passed, that all provisions contained in the Companies Act 2006 and the Articles relating to the disclosure of directors’ interests and the power of interested directors to vote were duly observed, and that such resolutions (including the Written Resolution) have not been amended, revoked or rescinded and are in full force and effect;

5.
the issue of the Notes, from time to time, does not fall to be designated in the consolidated balance sheet of Barclays PLC and its subsidiaries as undated or dated loan capital (or a corresponding designation);

6.	the directors of the Bank acted in good faith and in accordance with their duties under all applicable laws and the Articles in authorising execution of the Notes;

7.
the information revealed by the entries of an on-line search obtained by us from the Companies House Direct Service with respect to the Bank on 13 January 2014 maintained at Companies House (the “Company Search”) (i) was accurate in all respects and has not since the time of such search been altered, and (ii) was complete and included all relevant information which had been properly submitted to the Registrar of Companies;

8.
the information revealed by the results of a telephone search with the Companies Court in London of the Central Index of Winding Up Petitions on 14 January 2014 with respect to the Bank (the “Central Index Search”) was accurate in all respects and has not since the time of such enquiry been altered;

9.	no foreign law which may apply with respect to the Notes or the transactions and matters contemplated thereby would be such as to affect any of the conclusions stated herein; and

10.
all consents, licenses, approvals, authorisations, registrations, notices or filings which are necessary under any applicable laws (other than, in the case of the Bank, the laws of England) in order to permit the execution and delivery of the Notes or the performance thereunder, or otherwise in connection therewith, have been made or obtained.

SCHEDULE 3

QUALIFICATIONS

Our opinion is subject to the following qualifications:

1.
The Company Search is not capable of revealing conclusively whether or not, inter alia, (i) a winding-up order has been made or a resolution passed for the winding up of a company; or (ii) an administration order has been made; or (iii) a receiver, administrative receiver, administrator or liquidator has been appointed, since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the electronic records of the relevant company immediately.

2.
The Central Index Search relates only to the presentation of (i) a petition for the making of a winding-up order or the making of a winding-up order by the Court; (ii) an application to the High Court of Justice in London for the making of an administration order and the making by such court of an administration order; and (iii) a notice of intention to appoint an administrator or a notice of appointment of an administrator filed at the High Court of Justice in London. It is not capable of revealing conclusively whether or not such a winding-up petition, application for an administration order, notice of intention or notice of appointment has been presented or winding-up or administration order granted.

3.
This opinion is subject to all applicable laws relating to bankruptcy, insolvency, liquidation, administration, voluntary arrangement, scheme of arrangement, moratorium, reorganisation, rescheduling, fraudulent transfer, preference, transactions at undervalue or other laws of general application relating to or affecting the rights of creditors.

4.
Legislation, treasury rules and other laws and regulations in England and Wales restrict or prohibit payments, transactions and dealings with assets and individuals or entities having a proscribed connection with certain countries or subject to international sanctions or associated with terrorism.